                                                                   EXHIBIT 10.39

                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             ZIFF DAVIS MEDIA INC.,

                                 MBPS.COM, INC.,

                                 FILEFRONT, L.P.

                                       AND

                            THE FILEFRONT PRINCIPALS

                          DATED AS OF NOVEMBER 4, 2005

================================================================================

                                TABLE OF CONTENTS

SECTION 1.     DEFINITIONS....................................................................................    1
         1A.   Definitions....................................................................................    1
         1B.   Other Definitions..............................................................................    6

SECTION 2.     PURCHASE AND SALE OF ASSETS....................................................................    8
         2A.   Purchase and Sale of Assets....................................................................    8
         2B.   No Assumption of Liabilities...................................................................    8
         2C.   Closing Transactions...........................................................................    9
         2D.   Adjustment Amount..............................................................................   10
         2E.   Additional Purchase Price Payment..............................................................   11
         2F.   Allocation of Purchase Price...................................................................   12

SECTION 3.     CONDITIONS TO CLOSING..........................................................................   13
         3A.   Conditions to Buyer's Obligations..............................................................   13
         3B.   Conditions to Sellers' Obligations.............................................................   15

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF SELLER AND THE FILEFRONT PRINCIPALS..........................   16
         4A.   Organization and Limited Partnership Power.....................................................   16
         4B.   Authorization of Transactions..................................................................   16
         4C.   Absence of Conflicts...........................................................................   16
         4D.   Absence of Liabilities.........................................................................   17
         4E.   Purchased Assets...............................................................................   17
         4F.   Legal Compliance...............................................................................   17
         4G.   Contracts and Commitments......................................................................   17
         4H.   Intellectual Property..........................................................................   17
         4I.   Brokerage......................................................................................   18
         4J.   Affiliate Transactions.........................................................................   18
         4K.   Disclosure.....................................................................................   18

SECTION 5.     REPRESENTATIONS AND WARRANTIES OF BUYER........................................................   19
         5A.   Organization and Corporate Power...............................................................   19
         5B.   Authorization of Transactions..................................................................   19
         5C.   No Violation...................................................................................   19
         5D.   Governmental Authorities and Consents..........................................................   19
         5E.   Brokerage......................................................................................   19

SECTION 6.     INDEMNIFICATION AND RELATED MATTERS............................................................   19
         6A.   Survival.......................................................................................   19
         6B.   Indemnification of Buyer.......................................................................   20
         6C.   Indemnification of Sellers.....................................................................   20
         6D.   Procedure......................................................................................   21
         6E.   Payments; Setoff...............................................................................   22

SECTION 7.     ADDITIONAL AGREEMENTS..........................................................................   22

         7A.   Tax Matters....................................................................................   22
         7B.   Press Releases and Announcements...............................................................   22
         7C.   Further Transfers..............................................................................   22
         7D.   Specific Performance...........................................................................   22
         7E.   Expenses.......................................................................................   23
         7F.   Non-Competition, Non-Solicitation and Confidentiality..........................................   23
         7G.   Amendment of Filefront's Limited Partnership Agreement and MBPS Certificate of Incorporation...   25
         7H.   Transfer of Ownership of Sellers...............................................................   25
         7I.   Websites.......................................................................................   25
         7J.   Budgets and Operations.........................................................................   26
         7K.   Other Business Obligations.....................................................................   27
         7L.   Amendment of Filefront Name....................................................................   28
         7M.   The Queue......................................................................................   28

SECTION 8.     MISCELLANEOUS..................................................................................   28
         8A.   Amendment and Waiver...........................................................................   28
         8B.   Notices........................................................................................   28
         8C.   Binding Agreement; Assignment..................................................................   29
         8D.   Severability...................................................................................   30
         8E.   Construction...................................................................................   30
         8F.   Headings.......................................................................................   30
         8G.   Entire Agreement...............................................................................   30
         8H.   Counterparts...................................................................................   30
         8I.   Governing Law..................................................................................   30
         8J.   Submission to Jurisdiction.....................................................................   30
         8K.   No Third-Party Beneficiaries...................................................................   31
         8L.   Arbitration....................................................................................   31
         8M.   Delivery by Facsimile..........................................................................   31

                          INDEX OF EXHIBITS

Exhibit A-1               Form of Executive Agreement with Todd Faulk
Exhibit A-2               Form of Executive Agreement with Derek Labian
Exhibit B                 Budget

                         INDEX OF SCHEDULES

Schedule 1.1              Assumed Indebtedness
Schedule 2A(i)(A)         List of Purchased Assets
Schedule 2A(i)(B)         List of Assigned Contracts
Schedule 2A(ii)           List of Excluded Assets
Schedule 2F               Allocation of Purchase Price
Schedule 4C               Absence of Conflicts
Schedule 4D               Absence of Liabilities
Schedule 4E               Title to Assets
Schedule 4G               Contracts and Commitments
Schedule 4H(ii)           Intellectual Property
Schedule 4H(iv)           Historical Monthly Unique Visitors
Schedule 4I               Brokerage
Schedule 4J               Affiliate Transactions
Schedule 5E               Brokerage
Schedule 7K               Other Business Obligations

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of November 4, 2005, by and among FILEFRONT, L.P., a Texas limited partnership ("Filefront"), MBPS.com, Inc. ("MBPS" and together with Filefront, each a "Seller" and collectively, the "Sellers"); Todd Faulk ("Faulk"); Derek Labian ("Labian") (each of Faulk and Labian a "Filefront Principal" and, collectively, the "Filefront Principals"); and Ziff Davis Media Inc., a Delaware corporation ("Buyer"). Sellers, the Filefront Principals, and Buyer are collectively referred to herein as the "Parties" and individually as a "Party."

            On the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from each Seller, and each Seller desires to sell to Buyer, all of the assets of such Seller other than the Excluded Assets.

            NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

      1A. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

            "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

            "Assumed Indebtedness" means Indebtedness of Sellers and their Subsidiaries expressly agreed to be assumed by Buyer at the Closing as set forth on Schedule 1.1 attached hereto.

            "Assumed Liabilities" means, with respect to the Purchased Assets,
(i) liabilities to the extent included in (but only to the extent included in) the computation of Effective Date Net Working Capital, (ii) accounts payable and accrued liabilities first incurred in the ordinary course of business between the Effective Date and the Closing Date that would, on a balance sheet prepared in accordance with GAAP, be characterized as current liabilities, (iii) performance obligations under Assigned Contracts that first arise after the Closing Date and (iv) the Assumed Indebtedness to the extent included in (but only to the extent included in) the computation of Closing Indebtedness; provided that, notwithstanding the foregoing, "Assumed Liabilities" shall not include any obligation or liability that arises from breach of any such Assigned Contract arising on or prior to the Closing Date or any obligation or liability that arises in whole or in part from consummation of the transactions contemplated hereby.

            "Average Number of Monthly Unique Visitors" means, for any Applicable Measurement Period, the quotient equal to the number of Monthly Unique Visitors for such

Applicable Measurement Period divided by (i) three (3) in the case of the Alternative Measurement Period and (ii) six (6) in the case of the General Measurement Period.

            "Business" means the business of Sellers as conducted on or prior to the Closing Date, including the operation of www.filefront.com website and sub-domains.

            "Cause" means, with respect to the circumstances surrounding the termination of a Filefront Principal's employment by Buyer, (i) the indictment of, or plea of no contest, by the Filefront Principal with respect to a felony or a crime involving moral turpitude; (ii) the commission of any other act or omission by the Filefront Principal constituting fraud against Buyer or any of its Affiliates or any of their customers, suppliers, or business relations, or the violation of any fiduciary duty to Buyer and/or its Affiliates under applicable law; (iii) willful or reckless misconduct or gross negligence (which, in the case of gross negligence by the Filefront Principal is not cured within fifteen (15) days after written notice thereof to the Filefront Principal), with respect to Buyer or any of its Affiliates; (iv) failure of such Filefront Principal to devote substantially all of his business time and attention to Buyer in accordance with his Executive Agreement or failure to perform his job responsibilities, in each case not cured within fifteen (15) days after written notice thereof to the Filefront Principal, (v) any breach of any of Sections 7F, 7G, or 7H of this Agreement or breach of the restrictive covenants of such Filefront Principal's Executive Agreement, in each case which is not cured within fifteen (15) days after written notice thereof to the Filefront Principal; or (vi) any material breach of Buyer's company policies established by the CEO of Buyer, which breach, if curable, is not cured within fifteen (15) calendar days after written notice thereof to such Filefront Principal.

            "Closing Indebtedness" means Assumed Indebtedness as of 12:01 am on the Closing Date.

            "Closing Net Working Capital" means Net Working Capital as of 12:01 am on the Closing Date.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Contract" means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, obligation, instrument, Employee Benefit Plan, Employee Pension Benefit Plan, or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral).

            "Effective Date" means November 1, 2005.

            "Effective Date Net Working Capital" means Net Working Capital as of 12:01 am on the Effective Date.

            "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program, or arrangement of any kind.

            "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Executive Agreement" means, as the context may require, (i) the Executive Agreement, dated as of the Closing Date, by and between Faulk and Buyer in form and substance as set forth on Exhibit A-1 attached hereto and (ii) the Executive Agreement, dated as of the Closing Date, by and between Labian and Buyer in form and substance as set forth on Exhibit A-2 attached hereto, in each case as the same may be amended, modified, supplemented, or waived from time to time.

            "Full Calendar Month" means any calendar month for which there are at least 20 Measurable Calendar Days.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

            "Good Reason" means, with respect to any Filefront Principal, the occurrence, without a Filefront Principal's consent, of any of the following:
(i) failure to make funding available for the Business in accordance with the Budget by more than 10% in the aggregate in any fiscal quarter which is not cured after written notice to Buyer by making available to the Business additional funding in an amount equal to such shortfall in the fiscal quarter immediately following such notice; (ii) a reduction in such Filefront Principal's annual Base Salary as contemplated by such Filefront Principal's Executive Agreement, except for across-the-board salary reductions similarly affecting all senior executives of the Buyer; or (iii) Buyer moves the headquarters for the Business more than 30 miles from Spring, Texas.

            "Guarantor" means Ziff Davis Holdings Inc., a Delaware corporation.

            "Incapacity" means, for each Filefront Principal, the disability of such Filefront Principal caused by any physical or mental injury, illness or incapacity as a result of which such Filefront Principal is unable to effectively perform the essential functions of such Filefront Principal's duties as determined by Buyer in good faith, for a period of ninety (90) consecutive calendar days or a period of one hundred and twenty (120) calendar days during any one hundred and eighty (180) calendar day period.

            "Indebtedness" means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including, but not limited to, interest and prepayment penalties computed as though payment is being made on the Closing Date), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including any deferred purchase price in the form of contingent consideration, whether in the form of seller debt, earn-out or otherwise), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement liabilities with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which liabilities a Person assures a creditor against loss, (vii) any amounts owed to any Person under any noncompetition, consulting or similar arrangements, (viii) all liabilities related to any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, and (ix) any liabilities incurred by such Person (including, but not limited to, any fees, costs and expenses incurred on behalf of Sellers) in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of such Person's and its pre-Closing Affiliates' obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

            "Initial Period" means the 24-month period beginning on November 1, 2005 and ending on October 31, 2007.

            "Intellectual Property" means in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names (including filefront and derivations thereof), corporate names, Internet domain names (including www.filefront.com and any sub-domain names) and rights in telephone numbers, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets, website content, and confidential business information (including ideas, research and development, know-how, formulas, notes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, data, databases, and related documentation), (vii) all advertising and promotional materials, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

            "Knowledge" as used in the phrases "to the Knowledge of Sellers", "to Sellers' Knowledge" or phrases of similar import means the actual knowledge of the either Filefront Principal or either Seller (which shall include the actual knowledge of the partners, managers, officers and key employees of Sellers), after making reasonable inquiry with respect to the particular matter in question.

            "Letter of Proposal" means that certain letter agreement, dated August 2, 2005, addressed to Filefront.

            "Liens" means any mortgage, pledge, lien, encumbrance, security interest, Tax, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Seller or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

            "Measurable Calendar Day" means a calendar day during which there are not more than six (6) hours during which (a) access to the filefront.com website and sub-domains thereof or (b) proper measurement of site traffic by the applicable third party site tracking tool is materially and adversely interrupted due to external events outside the control of the Filefront Principals and Buyer (e.g., earthquake or internet shutdown).

            "Monthly Unique Visitors" means United States unique visitors to the www.filefront.com web site or any sub-domains of filefront.com (excluding unique visitors generated by (a) paid referrals for uniques, including search engines and (b) non-U.S. domains) calculated on a monthly, unduplicated basis, as measured by Omniture SiteCatalyst; provided that paid referrals shall not include any general advertising or marketing campaign by Buyer in the ordinary course of business; provided further that in the event that (i) Omniture SiteCatalyst is not available to measure Monthly Unique Visitors, then Monthly Unique Visitors will be determined by a similar third party site tracking tool for measurement proposed by Buyer consented to by Sellers (which consent shall not be unreasonably withheld, delayed or conditioned) or (ii) no third party tracking tool is agreed to by the Parties, the Parties will jointly calculate the Monthly Unique Visitors (with the default method being to calculate United States Monthly Unique Visitors by setting a cookie on the visitor's browser, uniquely identifying the visitor, with spiders and BOTS to be excluded from any such calculation of Monthly Unique Visitors).

            "Net Working Capital" means the difference between (i) the sum of operating expenses paid by Sellers prior to the Effective Date with respect to which Buyer will receive the benefit for the operation of the Business on and after the Effective Date over (ii) the sum of customer deposits and revenues and subscription revenues received by Sellers prior to the Effective Date with respect to periods on and after the Effective Date. In calculating amounts pursuant to clauses (i) and (ii) of this definition, amounts shall be ratably applied between periods prior to the Effective Date, on the one hand, and on and after the Effective Date, on the other hand, such that, by way of example, if a $1,000 payment is made by Sellers for the period between September 1, 2005 and December 31, 2005, the amount included for such expense in the calculation of Net Working Capital shall be $1,000 multiplied by a fraction, the numerator of which is the number of days between the Effective Date and the December 31, 2005 and the denominator of which is the number of days between September 1, 2005 and December 31, 2005.

            "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity (or any department, agency, or political subdivision thereof).

            "Purchase Price" means the Cash Portion plus the Additional Purchase Price Payment, as adjusted by the Final Adjustment Amount.

            "Remaining Filefront Principal" means in the event that one Filefront Principal ceases to be employed with Buyer for any reason, the other Filefront Principal that remains employed with Buyer after cessation of employment for the first Filefront Principal.

            "Remaining Vesting Period" means, for a Remaining Filefront Principal, the number of calendar days between the Termination Date for such Remaining Filefront Principal and the last day of the Initial Period, inclusive.

            "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

            "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

            "Termination Date" with respect to a Filefront Principal shall have the same meaning as defined in that Filefront Principal's Executive Agreement.

            "Total Vesting Period" means the number of calendar days in the Initial Period.

            "Transaction Documents" means this Agreement, the Executive Agreements and any other agreement or document contemplated hereby to which either Seller or either of the Filefront Principals is a party.

            "Treas. Reg." means the Treasury Regulations promulgated pursuant to the Code.

            "Unvested Portion" means the percentage obtained by dividing the Remaining Vesting Period by the Total Vesting Period.

      1B. Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

          DEFINED TERM               SECTION REFERENCE
---------------------------------    -----------------
Accounting Firm                      2C(iv)

Acquisition Target                   7F(ii)
Additional Purchase Price Payment    2E(i)
Agreement                            Preamble
Allocation                           2F
Alternative Measurement Period       2E(iii)
Applicable Measurement Period        2E(iii)
Assigned Contracts                   2A(i)
Basket                               6B
Budget                               7J(i)
Buyer                                Preamble
Buyer Parties                        6B
Cash Portion                         2C(ii)
Closing                              2C(i)
Closing Date                         2C(i)
Closing Statement                    2C(iii)
Closing Transactions                 2C(ii)
Confidential Information             7F(iii)
Dispute Notice                       2C(iii)
Estimated Closing Indebtedness       2C(ii)
Excluded Assets                      2A(ii)
Faulk                                Preamble
Filefront                            Preamble
Filefront Principals                 Preamble
Final Adjustment Amount              2D
Forfeited Amount                     2E(v)
General Measurement Period           2E(iii)
Indemnified Party                    6D
Indemnifying Party                   6D
Insiders                             4J
Item of Dispute                      2C(iii)
Labian                               Preamble
Loss                                 6B
Losses                               6B
MBPS                                 Preamble
Noncompete Period                    7F(i)
Parties                              Preamble
Party                                Preamble
Purchased Assets                     2A(i)
Restricted Person                    7F(i)
Retained Liabilities                 2B
Rules                                8L
Seller(s)                            Preamble
ZD Entity                            7F(ii)

SECTION 2.  PURCHASE AND SALE OF ASSETS

      2A. Purchase and Sale of Assets.

            (i) Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase from each Seller, and each Seller shall sell, convey, assign, transfer, and deliver to Buyer, free and clear of all Liens, all assets, properties, rights, titles, and interests of every kind and nature owned or leased by such Seller (including indirect and other forms of beneficial ownership) as of the Closing Date whether tangible, intangible, real or personal and wherever located and by whomever possessed (the "Purchased Assets"), including, but not limited to, the assets listed on Schedule 2A(i)(A) attached hereto, cash on hand arising from business generated from and after the Effective Date through the Closing Date, receivables arising from and after the Effective Date and all Intellectual Property, but excluding all Excluded Assets, against payment by Buyer of an aggregate amount in cash equal to the Cash Portion (as defined below); provided that the Purchased Assets shall include only those contracts of Sellers listed as being assigned to Buyer on Schedule 2A(i)(B) hereof that are actually assigned to Buyer in accordance with its terms (the "Assigned Contracts"); provided further that in no event shall Assigned Contracts include any Employee Benefit Plan or Employee Pension Benefit Plan.

            (ii) Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased Assets:

                  (a) the limited partnership certificate of formation, limited partnership agreement, certificate of incorporation, bylaws, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, unit or stock transfer books, blank unit or stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a limited partnership;

                  (b) any of the rights of Sellers under this Agreement (or under any side agreement between either Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

                  (c) any right to receive mail and other communications addressed to either Seller relating exclusively to the Excluded Assets;

                  (d) any rights in and with respect to the assets associated with Seller's Employee Benefit Plans or Employee Pension Benefit Plans, if any; and

                  (e) any assets listed on Schedule 2A(ii).

      2B. No Assumption of Liabilities. Subject to the conditions specified in this Agreement, from and after the Closing Date, except for the Assumed Liabilities, Buyer will not assume or in any way be responsible for any liabilities or obligations whatsoever related to the ownership, operation, or condition of the Business or the Purchased Assets at any time on or prior to the Closing Date or any liabilities or other obligations of any Seller or any Filefront

Principal, whether incurred prior to, on, or after the Closing Date (such liabilities or obligations, other than the Assumed Liabilities, are referred to herein as the "Retained Liabilities") and Sellers shall pay and discharge all Retained Liabilities when such become due and payable.

      2C. Closing Transactions.

            (i) Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will occur at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 10 a.m. on November 4, 2005 or at such other time and on such other date as the Parties hereto mutually agree. The date and time of the Closing are herein referred to as the "Closing Date." Notwithstanding anything to the contrary herein, the Closing shall be effective as of 12:01 am on the Closing Date.

            (ii) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following "Closing Transactions" on the Closing Date:

                  (a) Sellers shall convey all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, or assignment, transfer tax declarations, and all other instruments of conveyance that are necessary or desirable to effect transfer to Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens), including documents acceptable for recording with the United States Patent and Trademark Office, the United States Copyright Office, and any other similar domestic or foreign office, department or agency and all instruments necessary or desirable to change the registered owner of all internet domain names to Buyer (it being understood that all of the foregoing shall be satisfactory in form and substance to Buyer and its counsel);

                  (b) Buyer shall deliver to Sellers an aggregate amount in cash (the "Cash Portion") equal to the result of (1) $5,235,000 minus (2) the amount of Closing Indebtedness (estimated by Seller and agreed to by Buyer prior to the Closing Date to be $200,776.39 (the "Estimated Closing Indebtedness")), with such consideration to be allocated between Sellers as directed in writing signed by Sellers prior to the Closing Date; and

                  (c) Sellers and Buyer shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Section 3 hereof.

            (iii) The Closing Statement. Promptly, but in any event within 60 days after the Closing, Buyer shall furnish to Sellers a statement (the "Closing Statement") setting forth (a) Closing Indebtedness and (b) Effective Date Net Working Capital. Unless within the 30-day period following Sellers' receipt of the Closing Statement, Sellers deliver written notice to Buyer (the "Dispute Notice") setting forth in reasonable detail any and all items of disagreement related to the Closing Statement (each, an "Item of Dispute"), the Closing Statement shall be conclusive and binding upon Sellers and Buyer; provided that the only basis on which Sellers shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with this Agreement. Each Seller and each of the Filefront Principals shall cooperate fully with Buyer in connection with the preparation of the Closing Statement. After the delivery of the Closing Statement, Buyer shall cooperate with Sellers in connection with the review of the Closing Statement, including, without limitation, providing Sellers and their accountants reasonable access during business hours to materials (including accountants' work papers) used in the preparation of the Closing Statement.

            (iv) Dispute Resolution. If Sellers deliver the Dispute Notice to Buyer within such 30-day period, Buyer and Sellers shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution. If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on Sellers and Buyer. If any Item of Dispute remains unresolved for a period of twenty (20) days after Buyer's receipt of the Dispute Notice, Buyer and Sellers shall submit the dispute to a nationally-recognized, independent certified public accountant (the "Accounting Firm") selected by the mutual agreement of Buyer and Sellers within ten (10) days after the end of such 20-day period. If Buyer and Sellers are unable to mutually agree upon such an accountant within such 10-day period, then Buyer and Sellers shall each select a "nationally recognized" accountant and within five (5) days after their selection, those two accountants shall select a third "nationally recognized" accountant, which third accountant shall act as the Accounting Firm. Buyer and Sellers shall request that the Accounting Firm render a determination (which determination shall be solely based on whether such Item of Dispute was prepared in accordance with this Agreement) as to each unresolved Item of Dispute within 45 days after its retention, and Buyer, and Sellers shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm's determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon Buyer and Sellers, and the Closing Statement shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer and/or Sellers based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.

            (v) Indebtedness Adjustment. If the amount of the Closing Indebtedness as reflected on the final Closing Statement is greater than the Estimated Closing Indebtedness, each of Sellers and each of the Filefront Principals (on a joint and several basis) shall pay to Buyer an amount equal to such excess. If the amount of the Closing Indebtedness as reflected on the final Closing Statement is less than the Estimated Closing Indebtedness, Buyer shall pay to Sellers an aggregate amount equal to such shortfall.

            (vi) Net Working Capital Adjustment. If the Effective Date Net Working Capital as determined by reference to the final Closing Statement is negative, each of Sellers and each of the Filefront Principals (on a joint and several basis) shall pay to Buyer an amount equal to the absolute value of such negative amount. If the Effective Date Net Working Capital as determined by reference to the final Closing Statement is positive, Buyer shall pay to Sellers an aggregate amount equal to such excess.

      2D. Adjustment Amount. Without duplication, all amounts owed pursuant to Sections 2C(v) and/or 2C(vi) shall be aggregated, and the net amount (if any) owed by Buyer to Sellers, on the one hand, or Sellers and the Filefront Principals to Buyer, on the other hand, is referred to as the "Final Adjustment Amount". The Final Adjustment Amount shall be calculated as an adjustment to the Purchase Price on the first business day on which the Closing Statement becomes conclusive and binding. The Final Adjustment Amount shall bear simple interest at a rate of 6% per annum measured from the Closing Date to the date of such payment. Payment of the Final Adjustment Amount shall be paid by delivery of immediately available funds to an account designated by the recipient Party within ten business days after the date of final determination.

      2E. Additional Purchase Price Payment.

            (i) In addition to the Cash Portion, Buyer shall pay to Sellers, on the terms and subject to the conditions and limitations set forth below, the following additional purchase price (the "Additional Purchase Price Payment").


            (ii) The Additional Purchase Price Payment shall be determined as the dollar amount resulting from: (A) the product of two dollars and fifty cents ($2.50) times the number by which the Average Number of Monthly Unique Visitors during the Applicable Measurement Period exceeds two (2) million minus (B) the amount, as set forth in Section 7J(ii), by which the actual aggregate operating and capital expenses of the Business during the Initial Period exceed the agreed total of the budgeted operating and capital expenses during the Initial Period as set forth on Exhibit B. For example, by way of illustration only, if the Average Number of Monthly Unique Visitors during the Applicable Measurement Period is three (3) million (and assuming aggregate operating and capital expenses during the Initial Period do not exceed the agreed upon budget amount), then the Additional Purchase Price Payment would equal two million five hundred thousand dollars ($2,500,000) (i.e., $2.50 x (3,000,000 - 2,000,000)).
Notwithstanding anything to the contrary herein, the Additional Purchase Price Payment shall in no event exceed $10 million.

            (iii) When used herein, "Applicable Measurement Period" means (A) the three most recent Full Calendar Months during the Initial Period immediately prior to the Termination Date for the Remaining Filefront Principal (the "Alternative Measurement Period") in the event that (x) the employment of both Filefront Principals is terminated due to death or Incapacity of the Filefront Principals occurring during the Initial Period, or (y) the Remaining Filefront Principal's employment is terminated due to death or Incapacity of the Remaining Filefront Principal occurring during the Initial Period, and (B) otherwise, the last six Full Calendar Months during the Initial Period (the "General Measurement Period"); provided that, in the event that the Remaining Filefront Principal's employment with the Company is terminated by the Company without Cause or by the Remaining Filefront Principal's resignation with Good Reason prior to the expiration of the Initial Period, the "Applicable Measurement Period" shall be (I) the Alternative Measurement Period in the event that the Additional Purchase Price Payment to Sellers would be greater by application of the Alternative Measurement Period than the General Measurement Period or (II) the General Measurement Period in the event that the Additional Purchase Price Payment would be greater or equal by application of the General Measurement Period than the Alternative Measurement Period.

            (iv) The Additional Purchase Price Payment shall be payable within 30 days after the calculation thereof has been made, which such calculation shall be made within 30 days after the end of the Applicable Measurement Period or, in the case of application of the proviso to the foregoing clause (iii), within 30 days after the end of the General Measurement Period.

            (v) Notwithstanding anything to the contrary herein, if the Remaining Filefront Principal ceases to be a full-time employee of Buyer or any of its Affiliates prior to the expiration of the Initial Period as a result of such Remaining Filefront Principal's termination by the Company with Cause or such Remaining Filefront Principal's resignation without Good Reason, the Additional Purchase Price Payment otherwise payable to Sellers shall be reduced by the product of (a) the Additional Purchase Price Payment otherwise due and owing hereunder (as determined in accordance with Section 2E(ii) and without regard to this Section 2E(v)), multiplied by (b) the Unvested Portion (such product, the "Forfeited Amount"). Each of the Parties agrees that no Seller nor any Filefront Principal shall have any rights to all or any portion of the Forfeited Amount and that Buyer may retain the Forfeited Amount or make payments of the Forfeited Amount to any Person as Buyer may determine in its sole discretion.

            (vi) Guarantor is a party to this Agreement solely for the purposes of this Section 2E(vi). In consideration of the transactions contemplated by this Agreement, the receipt and sufficiency of which are hereby acknowledged, in the event that Buyer fails to make any Additional Purchase Price Payment it is required to make hereunder, Guarantor hereby unconditionally and irrevocably guarantees payment by Buyer of the Additional Purchase Price Payment required to be made by Buyer and agrees to indemnify Sellers for any Losses suffered by Sellers as a result of its failing to comply with its obligations under this
Section 2E(iv) or breach of any representations of Seller made in this Section 2E(vi), subject to any defenses of Buyer. In no event shall the aggregate liability of Guarantor arising under or related to this Agreement and the transactions contemplated hereby, whether based in contract, tort, strict liability, other Law or otherwise, exceed Buyer's obligations under this Agreement. Guarantor hereby represents and warrants to Seller that (A) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware has full corporate power and authority to execute, deliver and perform this Agreement, (B) the execution, delivery and performance by Guarantor of this Agreement have been duly authorized by all requisite corporate action on the part of Guarantor, and (C) this Agreement has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to creditors' rights generally, and general equitable principles. Guarantor's obligations shall terminate on the earliest of (x) the time that the Additional Purchase Price Payment is made, (y) the time that Buyer ceases to be a Subsidiary of Guarantor, and (z) the time that Buyer's obligations to make the Additional Purchase Price Payment are assigned to another Person (other than an Affiliate of Buyer) in accordance with Section 8C hereof.

      2F. Allocation of Purchase Price. Buyer and Sellers shall jointly allocate the Purchase Price in accordance with Section 1060 of the Code (the "Allocation") among the Purchased Assets using the methodology and allocation amounts set forth on the Schedule 2F attached hereto. For purposes of the Allocation, the Purchase Price shall mean an amount equal to the Purchase Price plus Assumed Liabilities for U.S. federal income Tax purposes. To the extent that the Purchase Price is adjusted after the Closing Date pursuant to
Section 2, Buyer and Sellers agree to revise and amend the Allocation in accordance with the character of each such adjustment, consistent with the methodology on Schedule 2F. Sellers and Buyer agree to prepare and file an IRS Form 8594 for or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income tax form, in a manner consistent with the Allocation. Sellers and Buyer shall adhere to the Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax return filed by them after the Closing Date, including the determination by Sellers of taxable gain or loss on the sale of the Purchased Assets and the determination by Buyer of its tax basis with respect to the Purchased Assets. Neither Buyer nor Sellers shall file any Tax returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Allocation agreed to in accordance with this Agreement, unless required to do so by applicable law.

SECTION 3.  CONDITIONS TO CLOSING

      3A. Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date to Buyer's satisfaction in its sole discretion:

            (i) The representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except to the extent that such representations and warranties are qualified by terms such as "material" and "material adverse effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

            (ii) Sellers shall have performed and complied with all of its covenants hereunder requiring performance by Sellers on or prior to Closing including, without limitation, the simultaneous transfer of the Purchased Assets;

            (iii) All consents and approvals by third parties that are required or desirable for the transfer of the Purchased Assets, for the consummation of the transactions contemplated hereby (including, but not limited to, the consent of Buyer's lenders), or in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any obligations under any Assigned Contract which is included as one of the Purchased Assets and all consents required to assign the Contracts listed on Schedule 2A(i)(B) attached hereto to Buyer shall have been obtained, in each case on terms and conditions satisfactory to Buyer;

            (iv) All governmental filings, authorizations, and approvals that are required for the transfer of the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms satisfactory to Buyer;

            (v) No action, suit, or proceeding shall be pending or, to the Knowledge of Seller, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of Buyer to own, operate or control the Purchased Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

            (vi) Sellers shall have delivered to Buyer releases of any and all Liens held by third parties with respect to any of the Purchased Assets, on terms satisfactory to Buyer;

            (vii) On or prior to the Closing Date, Sellers shall have delivered to Buyer at Seller's expense each of the following:

                  (a) a certificate from Sellers in form and substance satisfactory to Buyer, dated the Closing Date, stating that the preconditions specified in Section 3A(i) - (v) have been satisfied;

                  (b) copies of all third party and governmental consents, approvals, filings, releases, terminations, and filings required in connection with the transfer of the Purchased Assets and the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby;

                  (c) a certificate of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of formation of such Seller or certificate of incorporation of Seller, as applicable, since the date specified in subsection (d) below; (ii) the limited partnership agreement or bylaws, as applicable, of such Seller; and
(iii) any resolutions of the general partner and partners, board of directors, or shareholders of such Seller relating to this Agreement and the transactions contemplated hereby;

                  (d) copies of the certificate of formation or certificate of incorporation of such Seller, as applicable, certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of such Seller's formation;

                  (e) copies of the certificate of good standing of such Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of such Seller's organization;

                  (f) documents required to be delivered to Buyer pursuant to
Section 2C(ii)(a);

                  (g) such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby;

            (viii) All proceedings to be taken by Sellers in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to be delivered by Seller to effect the transactions contemplated hereby reasonably requested by Buyer shall be satisfactory in form and substance to Buyer; and

            (ix) Each of the Filefront Principals shall have executed and delivered to Buyer an Executive Agreement in form and substance as set forth in Exhibit A attached hereto and the same shall be in full force and effect.

Any condition specified in this Section 3A may be waived by Buyer; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

      3B. Conditions to Sellers' Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date to Sellers' satisfaction in their sole discretion:

            (i) The representations and warranties set forth in Section 5 shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except to the extent that such representations and warranties are qualified by terms such as "material" and "material adverse effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

            (ii) Buyer shall have performed and complied in all material respects with all of its covenants requiring performance by Buyer at or prior to Closing.

            (iii) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the transfer of the Purchased Assets, the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects;

            (iv) On or prior to the Closing Date, Buyer shall have delivered to Sellers a certificate from Buyer, in form and substance satisfactory to Sellers, stating that the preconditions specified in Sections 3B(i) - (iii) have been satisfied; and

            (v) All proceedings to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments, and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers.

Any condition specified in this Section 3B may be waived by Sellers; provided that no such waiver shall be effective against Seller unless it is set forth in writing executed by Sellers or unless Sellers agree in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE FILEFRONT PRINCIPALS

            As an inducement to Buyer to enter into this Agreement, each Seller and each of the Filefront Principals hereby jointly and severally represent and warrant to Buyer as of the Closing Date as follows:

      4A. Organization and Limited Partnership Power. Filefront is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas. MBPS is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Each Seller is qualified to do business in every jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect. Each Seller has all requisite partnership power and authority or corporate power and authority, as applicable, and all licenses, permits and approvals necessary to own and operate the Purchased Assets. The certificate of formation and limited partnership agreement of Filefront that have previously been furnished to Buyer reflect all amendments thereto and are correct and complete. The certificate of incorporation and bylaws of MBPS that have previously been furnished to Buyer reflect all amendments thereto and are correct and complete. Neither Seller has or ever has had any Subsidiaries and neither Seller owns or ever has owned the capital stock, equity securities or rights exercisable or convertible into capital stock or equity securities of any other Person.

      4B. Authorization of Transactions. Each Seller has full partnership power and authority or corporate power and authority, as applicable, and each of the Filefront Principal has the capacity, to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Filefront Principal and each Seller has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which such Filefront Principal or such Seller is a party and the consummation of the transactions contemplated hereby and thereby. No other limited partnership proceedings or corporate proceedings on the part of any Filefront Principal or any Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which such Filefront Principal or such Seller is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which any Filefront Principal or any Seller is a party have been duly executed and delivered by such Filefront Principal or such Seller, as the case may be, and constitute the valid and binding agreements of such Filefront Principal and such Seller, enforceable against such Filefront Principal and such Seller in accordance with their terms.

      4C. Absence of Conflicts. Except as set forth in Schedule 4C, the execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller or any Filefront Principal is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate, or accelerate any obligation under, (e) result in the creation of any Lien upon the Purchased Assets, or (f) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the certificate of formation or limited partnership agreement of Filefront, the certificate of incorporation or bylaws of MBPS or any Assigned Contract, or any law, statute, rule or regulation to which any Seller, any Filefront Principal or any of the Purchased Assets is subject or any judgment, order or decree to which any Seller, any Filefront Principal or the Purchased Assets is subject.

      4D. Absence of Liabilities. Neither Seller has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted), including with respect to the Purchased Assets, arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing except
(i) obligations under Contracts or commitments described in Schedule 4G, and
(ii) liabilities expressly disclosed on Schedule 4D.

      4E. Purchased Assets. Except as set forth on Schedule 4E, the Sellers own good and marketable title, free and clear of all Liens, to all of the Purchased Assets, except for (i) rights of licensors and lessors of such Purchased Assets which are subject to license or lease as described on Schedule 4G or Schedule 4E, (ii) Liens for current Taxes not yet due and payable, and (iii) Liens disclosed on the attached Schedule 4E. The Filefront Principals have assigned any and all of their right, title, and interest in the Purchased Assets to Sellers, and none of the Filefront Principals has any right, title, or interest in any of the Purchased Assets. The Purchased Assets constitute all of the assets (including Intellectual Property) used in the operation of the Business (other than Excluded Assets). At the Closing, Sellers will convey good and marketable title to all of the Purchased Assets, free and clear of all Liens.

      4F. Legal Compliance. Sellers and their predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

      4G. Contracts and Commitments. Except as specifically contemplated by this Agreement and except as set forth in Schedule 4G, neither Seller is a party to or bound by any Contract. Except as disclosed in Schedule 4G, no Contract or commitment disclosed on Schedule 4G has been (i) to the Knowledge of Sellers, breached or terminated by the other party, or (ii) breached or terminated by Sellers. Sellers have provided Buyer with a true and correct copy of all written Contracts which are required to be disclosed on Schedule 4G, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 4G). Schedule 4G contains an accurate and complete description of all material terms of all oral Contracts referred to therein.

      4H. Intellectual Property.

            (i) Sellers own or possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property included in the Purchased Assets. Each item of Intellectual Property owned or used by Sellers immediately prior to the Closing Date hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date hereunder. Sellers have taken all commercially reasonable action to maintain and protect each item of Intellectual Property that they own or use.

            (ii) Except as set forth on Schedule 4H(ii), neither Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no Filefront Principal nor any Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Sellers or any of their respective Subsidiaries.

            (iii) Each Seller has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property of such Seller and will continue to take commercially reasonable actions to maintain and protect all of the Intellectual Property of such Seller prior to Closing so as not to adversely affect the validity or enforceability thereof.

            (iv) Schedule 4H(iv) sets forth the Monthly Unique Visitors for each of the last three Full Calendar Months prior to the date of this Agreement.

      4I. Brokerage. Except as set forth in Schedule 4I, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either Seller.

      4J. Affiliate Transactions. Except as disclosed on Schedule 4J, no officer, partner, manager, employee, or Affiliate of either Seller or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the "Insiders"), is (i) a party to any agreement, Contract, commitment or transaction with such Seller or pertaining to the Purchased Assets or (ii) has any interest in any of the Purchased Assets. Except as disclosed on Schedule 4J, since 12:01 a.m. on the Effective Date, (x) no cash or other funds have been used except for the payment of accounts payable and accrued liabilities in the ordinary course of business consistent with past custom and practice, in each case that have become due in accordance with their terms and (y) no cash or other asset of the Business has been distributed to any equityholder of any Seller or used to pay any Indebtedness of any Seller. Neither Seller has taken any action outside of the ordinary course of business to cause Closing Date Net Working Capital to be less than Effective Date Net Working Capital.

      4K. Disclosure. Neither this Agreement, the other Transaction Documents nor any of the schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

            As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to Sellers as of the Closing Date as follows:

      5A. Organization and Corporate Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party and perform its obligations hereunder and thereunder.

      5B. Authorization of Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the Transaction Documents to which Buyer is a party shall when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms.

      5C. No Violation. Buyer is not subject to or obligated under its organizational documents, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party.

      5D. Governmental Authorities and Consents. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      5E. Brokerage. Except as set forth in Schedule 5E, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

SECTION 6.  INDEMNIFICATION AND RELATED MATTERS

      6A. Survival. All representations, warranties, covenants, and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date; provided that no Party shall be entitled to bring a claim for breach of representations or warranties made by Sellers or Buyer hereunder (other than representations or warranties of Seller made in Section 4A, 4B, 4E, 4I or 4J, or Section 5A, 5B or 5E, all of which shall survive the Closing forever) unless such Party delivers written notice of a claim prior to the expiration of the Initial Period (in which case such claim shall survive until such claim and the matter upon which such claim is brought are terminated). The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement, or other remedy based upon such representation, warranties, covenants and obligations.

      6B. Indemnification of Buyer. Each Seller and each of the Filefront Principals shall, jointly and severally, indemnify Buyer and its direct and indirect shareholders, officers, directors, employees, agents, representatives, affiliates, successors, and permitted assigns (collectively, the "Buyer Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses" and individually, a "Loss") which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to, or by virtue of: (i) the breach of any representation, warranty, covenant, or agreement made by any Seller or any of the Filefront Principals contained in this Agreement, the other Transaction Documents, any Exhibit or schedule hereto or any certificate delivered by such Seller or any of the Filefront Principals to Buyer with respect hereto or thereto in connection with the Closing, (ii) any Retained Liabilities or any claim, proceeding or assertion made against Buyer with respect to any Retained Liabilities, or (iii) any claim, suit or proceeding instituted by either Seller or any of its equityholders or other stakeholders regarding the allocation of consideration between Sellers. Sellers shall not be obligated to pay any indemnification amount for Losses pursuant to this Section 6B (x) until the aggregate amount of all Losses exceeds $50,000 (the "Basket") whereupon Buyer Parties shall be entitled to indemnification for all Losses (including the Basket) or (y) in excess of $1,000,000 plus 20% of the Additional Purchase Price Payment paid or payable to Seller; provided that in no event shall the limits on indemnification pursuant to this sentence apply to any claim for indemnification (A) pursuant to clause (i) of this Section 6B for breach of the representations and warranties of Sellers made in any of Sections 4A, 4B, 4E, 4H, 4I or 4J, (B) pursuant to clause (i) of this Section 6B for breach of any covenant or agreement made by Seller, or (C) pursuant to clause (ii) or
(iii) of this Section 6B; provided further Sellers shall not be obligated to pay any indemnification amount with respect to a breach of any representation or warranty contained in Section 4H in excess of $2,000,000 plus 50% of the Additional Purchase Price Payment paid or payable to Seller; provided further that in no event shall Sellers' aggregate obligations for breaches of representations and warranties exceed the Purchase Price (including, for the avoidance of doubt, the Additional Purchase Price Payment).

      6C. Indemnification of Sellers. Buyer shall indemnify and hold harmless Sellers and each of the Filefront Principals from and against and pay on behalf of or reimburse Sellers and each of the Filefront Principals in respect of any Loss which Sellers or any of the Filefront Principals may suffer, sustain or become subject to, as the result of, in connection with, relating to, or incidental to or by virtue of the breach by Buyer of any representation, warranty, covenant or agreement made by Buyer contained in this Agreement, any other Transaction Document or any certificate delivered by Buyer to Sellers with respect thereto in connection with the Closing.

Buyer shall not be obligated to pay any indemnification amount for Losses pursuant to this Section 6C (x) until the aggregate amount of all Losses exceeds the Basket whereupon Sellers shall be entitled to indemnification for all Losses (including the Basket) or (y) in excess of $1,000,000 plus 20% of the Additional Purchase Price Payment paid or payable to Sellers; provided that in no event shall the limits on indemnification pursuant to this sentence apply to any claim for indemnification (A) pursuant to this Section 6C for breach of the representations and warranties of Buyer made in any of Sections 5A, 5B or 5E, or
(B) pursuant to this Section 6C for breach of any covenant or agreement made by Buyer.

      6D. Procedure. If a Party hereto seeks indemnification under this Section 6, such Party (the "Indemnified Party") shall give written notice to the other Party(ies) (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Section 6, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a counsel acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Losses relating to such claims and furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (A) involves criminal or quasi-criminal allegations, (B) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party's reputation or future business prospects, or (C) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (y) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice.

      6E. Payments; Setoff. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim; provided, however, that Buyer may elect to setoff any amount to which it may be entitled under this Section 6 against any Additional Purchase Price Payment. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

SECTION 7.  ADDITIONAL AGREEMENTS

      7A. Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by each Seller, on a joint and several basis, when due, and each Seller will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

      7B. Press Releases and Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). After the Closing, neither Seller nor any Filefront Principal shall issue any press release or make any public announcement relating to the subject matter of this Agreement after the Closing without the prior written approval of Buyer.

      7C. Further Transfers. Each Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and any other transactions contemplated hereby. Each Seller will execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets.

      7D. Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this

Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Sellers is unique and recognize and affirm that if either Seller or any of the Filefront Principals breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief, in case without the requirement of posting a bond or proving actual damages.

      7E. Expenses. Each Party shall pay all of its own fees, costs, and expenses (including, without limitation, fees, costs, and expenses of legal counsel, investment bankers, brokers or other representatives and consultants, and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby.

      7F. Non-Competition, Non-Solicitation and Confidentiality.

            (i) Non-Competition. During the period from the date hereof until the second anniversary after the expiration of the Initial Period (the "Noncompete Period"), neither Seller nor any of the Filefront Principals shall directly or indirectly (whether for such Party or for any other Person) own any interest in, operate, manage, control, engage in, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), invest in, permit any of their names to be used by, consult with, advise, render services for (alone or in association with any other Person), or otherwise assist in any manner (a) any Person (each a "Restricted Person") that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in a business which Buyer's Game Group engages as of the Closing Date or any time during the Initial Period or which any Seller or any Filefront Principal has knowledge that Buyer's Game Group intends to engage as of the Closing Date or any time during the Initial Period; (b) any successor, assignee, partner, joint venture or collaboration partner, subsidiary, division or Affiliate of any Restricted Person; or (c) any Person in which any Restricted Person owns an interest or participates, which any of Restricted Person manages or controls (whether as an officer, director, employee, partner, agent, representative or otherwise), or with which any Restricted Person consults or to which any Restricted Person otherwise provides management or financial support. Notwithstanding the foregoing, the Noncompete Period shall terminate in the event that Buyer and Guarantor have breached any obligations to make the Additional Purchase Price Payment on the 10th day after written notice of such breach, unless prior to such time, Buyer's obligations to make the Additional Purchase Price Payment are satisfied (by Buyer or Guarantor). Nothing herein shall prohibit Sellers or the Filefront Principals from being an owner, indirectly through a mutual fund or other similar pooled investment vehicle, of a passive investment in the stock of a corporation that is publicly traded, so long as neither Seller nor any of the Filefront Principals has any other participation in the business of any such corporation. The Parties expressly acknowledge and agree that each and every restriction imposed by this Section 7F(i) is reasonable with respect to subject matter, time period and geographical area.

            (ii) Non-Solicitation. Each Seller and each of the Filefront Principals agree that, during the Noncompete Period, each Seller and each of the Filefront Principals shall not, and shall not permit any of their Affiliates to, directly or indirectly through another Person (a) induce or attempt to induce any employee of any ZD Entity to leave the employ of such ZD Entity, or in any way interfere with the relationship between any ZD Entity and any employee thereof, (b) hire any person who was an employee of any ZD Entity at any time during the one (1) year period prior to the termination of the Noncompete Period, (c) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of any ZD Entity in order to induce or attempt to induce such Person to cease or reduce doing business with such ZD Entity (for avoidance of doubt and without limiting the foregoing, it shall constitute a material violation of this
Section 7F(ii) for either Seller or any Filefront Principal to make any effort to cause any customer, supplier, licensee, licensor, franchisee or other business relation of a ZD Entity to purchase from a third party any goods or services that are offered at such time by such ZD Entity), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the ZD Entity, including, without limitation, making any negative statements or communications about any ZD Entity, or (d) directly or indirectly acquire or attempt to acquire any business in the United States of America to which any ZD Entity has made an acquisition proposal prior to the Termination Date to the knowledge of any Filefront Principal relating to the possible acquisition of such business (an "Acquisition Target") by the ZD Entity, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than a ZD Entity. When used herein, "ZD Entity" means Ziff Davis Holdings Inc. and its Subsidiaries.

            (iii) Confidentiality. Seller and each of the Filefront Principals shall treat and hold as confidential any information concerning the business of Sellers and Buyer and their respective Affiliates (the "Confidential Information") (including all information related to the Purchased Assets), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession or under his or its control. If any Seller or any Filefront Principal is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7F(iii). If, in the absence of a protective order or the receipt of a waiver hereunder such Person is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such disclosing Person shall use his or its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. "Confidential Information" shall not include any information that was made generally available to the public, other than information from any Seller or any Filefront Principal disclosed in violation of this Agreement.

            (iv) Remedy for Breach. Each Seller and each of the Filefront Principals acknowledge and agree that Buyer is entering into this Agreement and the Transaction Documents in reliance on the covenants of Sellers and the Filefront Principals in this Section 7F and that if either Seller or a Filefront Principal breaches any of the provisions of this Section 7F, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

            (v) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7F is invalid or unenforceable, each Seller and each of the Filefront Principals agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      7G. Amendment of Filefront's Limited Partnership Agreement and MBPS Certificate of Incorporation. Filefront shall not, and each of the Filefront Principals agrees that it shall cause Filefront not to, amend, modify or waive any provision of Filefront's partnership agreement or certificate of formation, as in effect on the date hereof and in the form attached to the certificate delivered by Sellers to Buyer pursuant to Section 3A hereof on the Closing Date, without the prior written consent of Buyer. MBPS shall not, and each of the Filefront Principals agrees that it shall cause MBPS not to, amend, modify or waive any provision of MBPS' certificate of incorporation or bylaws, as in effect on the date hereof and in the form attached to the certificate delivered by Sellers to Buyer pursuant to Section 3A hereof on the Closing Date, without the prior written consent of Buyer. The covenants of Sellers and the Filefront Principals in this Section 7G shall terminate on the fourth anniversary of the Closing Date; provided that such termination shall not release any Seller or any Filefront Principal of liability for breach of this Section 7G arising before such termination.

      7H. Transfer of Ownership of Sellers. Each of the Filefront Principals hereby agrees and covenants not to sell, transfer, pledge or encumber all or any portion of his or her ownership interest in ether Seller or his or her right to receive any proceeds from any Additional Purchase Price Payment without the prior written consent of Buyer so long as the Additional Purchase Price Payment is due and owing and has not yet been made. Each Seller agrees that it shall not permit or record on the books of such Seller, any sale, transfer, pledge or encumbrance by any Filefront Principal made in violation of this Section 7H. The covenants of Sellers and the Filefront Principals in this Section 7H shall terminate on the fourth anniversary of the Closing Date; provided that such termination shall not release any Seller or any Filefront Principal of liability for breach of this Section 7H arising before such termination.

      7I. Websites. At all times after Closing, the content appearing on the www.filefront.com web site or sub-domains of filefront.com shall be substantially similar to the content on such sites at Closing, and Buyer shall have the right to approve any material changes relating to the content appearing on such websites, and any such content shall be subject to Buyer's standard Terms of Service and Privacy Policy.

      7J. Budgets and Operations.

            (i) Each of Buyer, Sellers and the Filefront Principals agrees that the budget for the Initial Period shall be as attached on Exhibit B attached hereto (the "Budget") and during the Initial Period shall comply with the covenants set forth in this Section 7J. Buyer agrees to make funding available for operation of the Business during the Initial Period in accordance with the Budget. Notwithstanding the Budget, the Filefront Principals shall use their best efforts to efficiently deploy the Business' capital and bandwidth during the Initial Period. Furthermore, during the Initial Period, Buyer agrees to maintain up to 7.5 Gbps of Internet bandwidth connections to support United States website traffic. Buyer also commits to support non-United States website traffic with at lease one (1) Gbps of bandwidth during the Initial Period.

            (ii) During each fiscal quarter, the Filefront Principals agree that they shall cause that the Budget will not, without the prior written consent of Buyer, be exceeded by more than 10% with respect to any particular category in such Budget. Notwithstanding anything herein to the contrary, the Filefront Principals shall not permit the Budget to be exceeded in any fiscal quarter without the prior written consent of Buyer and in the event that the aggregate operating and capital expenses for any particular fiscal quarter during the Initial Period exceed the amount set forth in the Budget for such fiscal quarter, the amount of expenses in excess of the expenses in the Budget for such fiscal quarter shall, for each such fiscal quarter in which operating and capital expenses in the aggregate exceed the operating and capital expenses set forth in the Budget for such fiscal quarter, reduce the Additional Purchase Price Payment by an amount equal to such excess; provided that the aggregate amount by which the Additional Purchase Price Payment is reduced as a result of application of this Section 7J(ii) shall be decreased by an aggregate amount equal to the amount by which the aggregate operating and capital expenses in the Budget for any fiscal quarter during the Interim Period exceed the aggregate operating and capital expenses for such fiscal quarter; provided further that in no event shall the foregoing proviso be interpreted to provide for an increase in the Additional Purchase Price beyond the amount otherwise determined in accordance with Section 2E hereof.

            (iii) Subject to compliance with the Budget and Buyer's human resource guidelines, the Filefront Principals shall be entitled to hire employees and independent contractors for the Business; provided that no such Person shall be given the title or authority of vice president or any position on par with or senior to vice president without the prior written consent of Buyer. The Filefront Principals shall, to the extent previously approved by Buyer, retain operational control over the Business during the Initial Period. All employees and contractors of the Business shall report to the Filefront Principals.

            (iv) During the Initial Period, Buyer shall not require any user to register with Buyer in order to download files from the filefront.com website or any sub-domain thereof without the prior written consent of the Filefront Principals.

            (v) During the Initial Period, as long as a Filefront Principal remains employed with Buyer, Buyer agrees that the Business' headquarters shall be no located no further than 30 miles from Spring, Texas; provided that the Filefront Principals shall be required to travel as necessary in the ordinary course performance of their duties to Buyer. The Budget shall include up to an aggregate $50,000 for relocation expenses (including post-move expenses

(including lease expenses) with respect to the Business' current hosting site in Southern California) for the Purchased Assets from Southern California to a facility located near Spring, Texas; provided that the Filefront Principals shall not enter into any Contract or commitment for the new hosting site without the prior written consent of Buyer nor shall there be any requirement for Buyer to approve of such relocation if the aggregate hosting and bandwidth costs at the proposed new facility would exceed expenses at Buyer's existing facility in Southern California.

            (vi) During the Initial Period, the Filefront Principals shall abide by all standard Buyer policies with respect to the operation of the Business, including with respect to accounting, human resources and legal matters. Subject to Buyer's obligations under this Section 7J, Buyer shall retain sales and marketing control over the Purchased Assets, including with respect to (A) advertising (including ad sizes, locations, serving, pricing and rate cards),
(B) sales, service and end-user and customer management, (C) subscription services (including terms, pricing and promotions), (D) marketing and branding of the site, (E) list rental, and (F) linking to content from filefront.com on Buyer's other properties. The Filefront Principals shall dedicate at least 20% of the development portion of the HR category of the Budget towards supporting Buyer's sales and marketing efforts.

            (vii) During the Initial Period, the Filefront Principals shall use good faith efforts to assist Buyer in procuring the advertising customers of the Business existing as of the Effective Date for Buyer's account after the Closing on terms satisfactory to Buyer.

            (viii) It is understood by the Parties that, as long as Buyer makes funding available to the Filefront Principals for operation of the Business during the Initial Period in accordance with the Budget and otherwise complies with the covenants binding on Buyer set forth in this Section 7J, Buyer shall make all decisions in its sole discretion relating to the use, non-use, capital funding, and/or sale of the Purchased Assets in each case without regard to the impact thereof on the Additional Purchase Price Payment. Subject to Buyer making funding available to the Filefront Principals for operation of the Business during the Initial Period in accordance with the Budget and otherwise complying with the covenants binding on Buyer set forth in Section 7J, each Seller and each of the Filefront Principals does hereby release, waive, and discharge Buyer and its successors and assigns from any and all liability or obligation with respect to such decisions and the budgets approved by Buyer's board of directors, CEO, President or CFO with respect to the use, non-use and/or capital funding of the Purchased Assets (except to the extent such decisions were made in bad faith with a primary purpose of reducing or eliminating the Additional Purchase Price Payment).

            (ix) Notwithstanding the foregoing, Buyer's obligations under this
Section 7J shall terminate upon the earliest of (A) the expiration of the Initial Period, (B) any date that the Remaining Filefront Principal is terminated by the Company with Cause or resigns his employment with the Company without Good Reason, and (C) the first day of the calendar month after which the average number of Monthly Unique Visitors during the immediately preceding three Full Calendar Months is less than 1,500,000.

      7K. Other Business Obligations. The Filefront Principals hereby advise Buyer that they are engaged as owners of the Person and business described on
Schedule 7K hereto and
hereby represent and warrant to Buyer that its activities and services with respect to such Person and business do not, and covenant and agree that during the Noncompete Period its activities and services with respect to such Person and business will not, (i) compete with any business in which Buyer's Game Group engages, (ii) involve pornography or any other matter that might reasonably be expected to be of concern to Buyer, or (iii) require more than 10 hours of the Filefront Principals' time in any month. The Filefront Principals hereby agree to cause the covenants described in clauses (i) - (iii) foregoing to be complied with during the Noncompete Period; provided that each Filefront Principals' obligations under clause (iii) of this Section 7K shall terminate for a Filefront Principal upon such Filefront Principal's Termination Date.

      7L. Amendment of Filefront Name. Filefront agrees that, within 30 days after the Closing Date, it shall change its name under the laws of State of Texas and each other jurisdiction where it is authorized to do business to not include the name "filefront" or anything confusingly similar thereto.

      7M. The Queue. In the event that, after the Closing, any Buyer Party receives any claim, suit or proceeding instituted by a third party, or any notice given by a third party to any Buyer Party, in each case relating to an alleged infringement by such Buyer Party concerning the queue used in the operation of the Business, the Sellers shall have ten business days to, at their own expense, resolve the issue to Buyer's reasonable satisfaction by any of (i) changing the existing queue such that it is no longer infringing, (ii) changing to a new queue that is not infringing, or (iii) entering into a license agreement with respect to the existing queue with the purported patent holder. Prior to embarking upon a resolution, the Sellers shall confer with Buyer regarding their proposed resolution and get their prior approval for such proposed resolution (which approval shall not be unreasonably withheld). In the event that Sellers have not resolved the issue prior to the expiration of the tenth business day, Buyer shall be entitled to resolve the issue in accordance with clause (i), (ii) or (iii) of this Section 7M or, with Sellers' prior consent, such other means as Buyer determines to be reasonably practicable and Sellers shall reimburse Buyer for its reasonable out-of-pocket Losses in so resolving the issue; provided in no event shall this Section 7M be construed to provide that Sellers are required to indemnify any Buyer Party for Losses, other than as specified in this Section 7M, for any out-of-pocket damages suffered by Buyer Parties for operation of the website during periods from and after the Closing Date.

SECTION 8.  MISCELLANEOUS

      8A. Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived with the prior written consent of Buyer, Sellers and the Filefront Principals, and upon such consent, such amendment or waiver shall be binding on all Parties hereto; provided that any amendment to the Budget shall require only the consent of Buyer and the Filefront Principals. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

      8B Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Seller or the Filefront Principals:   with copies to:
----------------------------------------------   --------------------------------
FileFront, L.P. and Mbps.com, Inc.               Greenberg Traurig, LLC
c/o Sharon Fanning                               2450 Colorado Avenue, Suite 400E
4200 Weir Road                                   Santa Monica, CA  90404
Cleveland, Texas 77328                           Attn:  Thomas S. Loo
                                                 Telecopy:  (310) 586-7800
Todd Faulk                                       Email: LooT@gtlaw.com
17714 Memorial Springs Drive
Tomball, Texas 77375

Derek Labian
2526 Autumn Springs Lane
Spring, Texas 77373

Notices to Buyer:              with copies to:
-----------------              ---------------
c/o Ziff Davis Holdings Inc.   Kirkland & Ellis LLP
28 E. 28th Street              200 East Randolph Drive
New York, NY 10016             Chicago, IL  60601
Attention:  General Counsel    Attention:  John A. Weissenbach, Esq.
Telecopy: (212) 503-3560                   Richard J. Campbell, Esq.
                               Telecopy:  (312) 861-2200


      8C.Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Notwithstanding anything herein to the contrary, (A) no consent of any other Party pursuant to this
Section 8C shall be required for Buyer to assign its rights and obligations under this Agreement (in whole or in part) (x) where Buyer pays $10,000,000 in full satisfaction of its obligations to pay the Additional Purchase Price Payment, (y) after the Additional Purchase Price Payment is made is accordance herewith, or (z) where the Purchased Assets are being sold as part of a sale of all or substantially all of the assets of Buyer or a sale of all or substantially all of the assets of Buyer's Game Group or where there is a sale of equity securities of, or merger involving, Buyer or any of its Affiliates and
(B) in no event shall any consent of any other Party be required for Buyer to assign its rights under this Agreement where Buyer is retaining all obligations with respect to the Additional Purchase Price Payment.

      8D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

      8E. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The word "including" shall mean including without limitation regardless of whether such words are included in some contexts but not others. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      8F. Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no heading had been used in this Agreement.

      8G. Entire Agreement. The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Proposal.

      8H. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

      8I. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      8J. Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in New York County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the appropriate address and to the attention of the appropriate person indicated in Section 8B shall be effective service of process for any action, suit or proceeding brought against such Party in any such court; provided, however, that nothing in this paragraph shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Notwithstanding the foregoing, nothing in this
Section 8J shall limit the parties' agreement to arbitrate disputes as set forth in Section 8L.

      8K. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

      8L. Arbitration. Each of the Parties hereto agrees that in the event of any dispute arising between or among the Parties arising out of or relating to this Agreement or its breach, except for a dispute relating to the rights and obligations set forth in Section 7F, such dispute shall be settled by arbitration to be conducted in New York, New York in accordance with the Commercial Arbitration Rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the "Rules"). Each of the Parties hereto agrees that such arbitration shall be conducted by a single arbitrator who is mutually agreeable to both Parties. Each of the Parties agrees that in any such arbitration that pre-arbitration discovery shall be limited to an exchange of documents which each parties intends to rely upon at the arbitration proceeding, that the Arbitration proceeding shall commence within 90 days from selection of the Arbitrator, the proceeding shall not exceed an aggregate of 16 hours (exclusive of time required by the Arbitrator for preparation), that the award shall be made in writing no more than 30 days following the end of the proceeding, that the arbitration shall not be conducted as a class action, that the arbitration award shall not include factual findings or conclusions of law, that no punitive damages shall be awarded, and that all facts and circumstances relating to such arbitration, including without limitation the existence of the dispute and the ultimate resolution, shall be kept confidential. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. The prevailing Party (as determined by the arbitrator) shall in addition be awarded by the arbitrator such Party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing Party (as determined by the arbitrators) shall pay the fees and expenses of the arbitration.

      8M. Delivery by Facsimile. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such Contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such Party forever waives any such defense.

                                   *  *  *  *

            IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

                                    FILEFRONT, L.P.

                                    By:      Interactive Internet Ventures, LLC
                                    Its:     General Partner

                                    By:      ___________________________________
                                    Name:    ___________________________________
                                    Its:     ___________________________________

                                    MBPS.COM, INC.

                                    By:      ___________________________________
                                    Name:    ___________________________________
                                    Its:     ___________________________________

                                    ZIFF DAVIS MEDIA INC.

                                    By:      ___________________________________
                                    Name:    ___________________________________
                                    Its:     ___________________________________

                                    ____________________________________________
                                    Todd Faulk

                                    ____________________________________________
                                    Derek Labian

Solely for purposes of 2E(vi):

ZIFF DAVIS HOLDINGS INC.

By:      ______________________________
Name:    ______________________________
Its:     ______________________________